UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)	On March 17, 2006, the Board of Directors of Nektar Therapeutics (the “Company”) adopted an amendment to the Company’s 2000 Equity Incentive Plan (the “Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the Plan by 7,000,000 (the “Amendment”). The effectiveness of the Amendment was subject to stockholder approval. On June 1, 2006 the stockholders approved the Amendment and it became effective on that date.

(b)	On June 1, 2006, the Board of Directors approved a compensation package for the second half of 2006 for Robert B. Chess, the Company’s Acting President and Chief Executive Officer and Chairman of the Board. Mr. Chess will receive an additional $280,000 in base compensation for his service as Acting President and Chief Executive Officer for the second half of 2006 (prorated for the number of months Mr. Chess serves in that role). Mr. Chess will also be eligible for bonus of up to $140,000 for the second half of 2006. In addition, on June 30, 2006, Mr. Chess will be granted the following stock awards under the Plan: (i) an option to purchase 50,000 shares of common stock at an exercise price equal to the closing price of Nektar’s common stock on the grant date; and (ii) a restricted stock unit award of 25,000 shares of common stock.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Nektar Therapeutics 2000 Equity Incentive Plan, as amended.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam Senior Vice President Corporate Operations and General Counsel

Date:	June 7, 2006